Exhibit (b)(1)

EXECUTION VERSION

BARCLAYS 745 Seventh Avenue New York, NY 10019	ROYAL BANK OF CANADA Three World Financial Center 200 Vesey Street

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. 1251 Avenue of the Americas New York, NY 10020	DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK AG CAYMAN ISLAND BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, NY 10005

DNB CAPITAL LLC DNB MARKETS, INC. 200 Park Avenue New York, NY 10166	HSBC BANK USA, NATIONAL ASSOCIATION HSBC BANK CANADA HSBC SECURITIES (USA) INC. 452 Fifth Avenue, New York, NY 10018

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, NY 10036

PERSONAL AND CONFIDENTIAL

July 22, 2014

Valeant Pharmaceuticals International, Inc.

2150, boul. St-Elzear Ouest, Laval,

Quebec, H7L 4A8

Valeant Pharmaceuticals International

700 Route 202/206

Bridgewater, NJ 08807

Attention: J. Michael Pearson

Project Olympus

Commitment Letter

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which each of Barclays Bank PLC (“Barclays”), Royal Bank of Canada (“Royal Bank”), RBC Capital Markets1 (“RBCCM”), The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DB Cayman”) Deutsche Bank Securities Inc. (“DBSI”), DNB Capital LLC (“DNB”), DNB Markets, Inc. (“DNB Markets”), HSBC Bank USA, National Association (“HSBC Bank”), HSBC Bank Canada (“HSBC Canada”), HSBC Securities (USA) Inc. (“HSBC Securities”) and Morgan Stanley Senior Funding, Inc. (“MSSF”) (collectively, the “Commitment Parties”) is exclusively

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

authorized by Valeant Pharmaceuticals International, Inc., a corporation continued under the laws of the province of British Columbia (“Parent”), and Valeant Pharmaceuticals International, a Delaware corporation (the “Company” and, together with Parent, “you”), to act as joint lead arranger, joint bookrunner and syndication agent or co-documentation agent (as applicable) in connection with the financing for certain transactions described herein, in each case on the terms and subject to the conditions set forth in this commitment letter and the attached Annexes A, B, C, D and E hereto (collectively, this “Commitment Letter”). Capitalized terms used but not defined herein have the respective meanings given in the Annexes hereto.

“DNB” means DNB Capital LLC and/or any of its branches/affiliates as may be appropriate to consummate the transactions contemplated hereby.

You have informed the Commitment Parties that the Company intends to consummate the acquisition (the “Acquisition”) of Allergan, Inc. (“Target,” and together with its subsidiaries, the “Acquired Business”). The Acquisition will be consummated through (i) the acquisition of 100% of the capital stock (the “Shares”) of the Target pursuant to an agreement and plan of merger, among the Company, a wholly-owned subsidiary of the Company (“Acquisition Sub”) and Target (together with the schedules and exhibits thereto, the “Acquisition Agreement”) whereby Acquisition Sub will be merged with and into Target, with Target surviving the merger as a wholly owned subsidiary of the Company, in which case all of the outstanding Shares of Target on the date of consummation of the Acquisition will be converted by merger or otherwise into the right to receive on the Closing Date $72.00 in cash and 0.83 Parent common shares subject to proration (or the equivalent value in cash or Parent common shares, in each case, subject to proration) and/or (ii) (A) the purchase of Shares of the Target by Acquisition Sub in the Offer (as defined in offer documents for the exchange offer (including the initial offer to exchange and any other material documents entered into by Parent or its subsidiaries in connection with the exchange offer, as they may be amended, supplemented or otherwise modified from time to time are collectively referred to herein as the “ Offer Documents”)) and (B) promptly following the closing of the Offer, the merger (the “Merger”) of Acquisition Sub with and into the Target pursuant to Section 251(h) of the Delaware General Corporation Law, with Target surviving the merger as a wholly owned subsidiary of the Company (the date of consummation of the Acquisition pursuant to either clause (i) or (ii) above, the “Closing Date”). You have informed us that (a) the Acquisition, (b) the repayment of all outstanding loans and termination of commitments under any credit facility (other than under certain ordinary course local credit lines to be agreed) to which Target or any of its subsidiaries is a party and certain other indebtedness of the Target to be agreed (the “Refinancing”) and (c) the payment of fees and expenses in connection with the Acquisition and the Refinancing, including any premiums payable in connection with the Refinancing, will be financed from the following sources:

•	the Borrower (as defined in Annex B) will obtain incremental term loans pursuant to the Existing Credit Agreement (as defined in Annex B below) in an aggregate principal amount of $8,000 million, which will consist of (i) an incremental tranche A term loan facility denominated in dollars in an aggregate principal amount of $1,000 million (the “Term A Facility”), (ii) an incremental tranche B term loan facility denominated in dollars in an aggregate principal amount of $5,000 million (the “Dollar Term B Facility”) and (iii) an incremental tranche B term loan facility denominated in Euros in an aggregate principal amount of the Euro equivalent of $2,000 million (the “Euro Term B Facility”, and together with the Dollar Term B Facility, the “Term B Facility”, and together with the Term A Facility, the “Incremental Term Facility”) having the terms set forth on Annex B;

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the issuance by the Borrower or the Company, as agreed between you and the Arrangers of senior secured notes in an aggregate principal amount of $2,750 million (the “Secured Notes”) pursuant to a Rule 144A (without registration rights) or other private placement (the

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“Secured Notes Offering”) or, in the event that proceeds in an aggregate principal amount of $2,750 million are not received by the Borrower or the Company from the Secured Notes Offering at or prior to the time the Acquisition is consummated, borrowings by Parent of senior secured increasing rate bridge loans (the “Secured Bridge Loans”) under a new senior secured credit facility (the “Secured Bridge Facility”) in an aggregate principal amount of $2,750 million less the gross proceeds from the sale of Secured Notes issued on or prior to the Closing Date having the terms set forth on Annex C hereto; and

•	the issuance by the Borrower or the Company, as agreed between you and the Arrangers of senior unsecured notes in an aggregate principal amount of $9,600 million (the “Unsecured Notes” and, together with the Secured Notes, the “Notes”) pursuant to a Rule 144A (without registration rights) or other private placement (the “Unsecured Notes Offering”) or, in the event that proceeds in an aggregate principal amount of $9,600 million are not received by the Borrower or the Company from the Unsecured Notes Offering at or prior to the time the Acquisition is consummated, borrowings by Parent of senior unsecured increasing rate bridge loans (the “Unsecured Bridge Loans” and, together with the Secured Bridge Loans, the “Bridge Loans”) under a new senior unsecured credit facility (the “Unsecured Bridge Facility” and, together with the Secured Bridge Facility, the “Bridge Facilities” and, together with the Incremental Term Facility, the “Facilities”) in an aggregate principal amount of $9,600 million less the gross proceeds from the sale of Unsecured Notes issued on or prior to the Closing Date having the terms set forth on Annex D hereto.

1.	Commitments: Titles and Roles.

Each of Barclays, Royal Bank, BTMU, DBSI, DNB Markets, HSBC Securities and MSSF is pleased to confirm its commitment to act, and you hereby appoint Barclays, Royal Bank, BTMU, DBSI, DNB Markets, HSBC Securities and MSSF to act as joint lead arrangers and joint bookrunners (collectively, the “Lead Arrangers” or the “Arrangers”), Barclays and Royal Bank to act as syndication agents (the “Syndication Agents”) and BTMU, DBSI, DNB Markets, HSBC Securities and MSSF to act as co-documentation agents and each of Barclays, Royal Bank, BTMU, DBNY, DB Cayman, DNB, HSBC Bank, HSBC Canada and MSSF is pleased to advise you of its several, but not joint commitment to provide the percentage (after giving effect to rounding) of the aggregate principal amount of each of the Facilities set forth on each of their respective signature pages attached hereto (which, for the avoidance of doubt, in the aggregate equal the total commitment amount (in dollars) (with appropriate adjustments for rounding) of such Commitment Party set forth on such signature page), in each case on terms and subject to the conditions contained in this Commitment Letter and the Fee Letters (referred to below). In addition, you hereby appoint (x) Barclays to act as administrative agent (the “Secured Bridge Administrative Agent”) for the Secured Bridge Facility and (y) Barclays to act as administrative agent (the “Unsecured Bridge Administrative Agent” and, together with the Secured Bridge Administrative Agent, the “Bridge Administrative Agent”) for the Unsecured Bridge Facility. You agree that Barclays will have “left” placement in any and all marketing materials or other documentation used in connection with the Facilities or other documentation used in connection with the Facilities. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid in connection with the Facilities unless you and we shall so agree; provided, that, you may, within a number of days to be agreed following the date hereof, appoint up to a maximum number to be agreed of additional lead agents, bookrunners, agents or co-managers in respect of the Facilities (each such lead agent, bookrunner, agent or co-manager, an “Additional Agent”) in a manner and with economics determined by you in consultation with the applicable Additional Agent and the identity of which is reasonably acceptable to you and such Additional Agents; provided, further, that (x) you may not allocate more than the percentage separately agreed between the Parent and the Lead Arrangers of the total economics in respect

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of each Facility to the applicable Additional Agents (or their affiliates) in the aggregate, in each case upon the execution and delivery by such Additional Agent of customary documentation reasonably acceptable to you and us and, thereafter, each such Additional Agent shall constitute a “Commitment Party” for all purposes of this Commitment Letter, (y) each such Additional Agent (or its affiliates) shall assume a proportion of the commitments with respect to each Facility that is equal to the proportion of the economics allocated to such Additional Agent (or its affiliates), and (z) to the extent you appoint (or confer titles on) Additional Agents, the economics allocated to, and the commitment amounts of, each of Barclays, Royal Bank, BTMU, DBNY, DB Cayman, DNB, HSBC Bank, HSBC Canada and MSSF will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, each such Additional Agent (or its affiliates) (it being understood and agreed that each of Barclays and RBC shall receive not less than 21.25% of the total economics in respect of each Facility); provided further, that in no event shall the economics payable to any Additional Agent (or its affiliates) exceed the economics (exclusive of any fees payable to the applicable administrative agent in its capacity as such) which are being paid to any Lead Arranger (as a percentage of their commitments or in the aggregate) in respect of each Facility.

Our fees for our commitment and for services related to the Facilities are set forth in one or more separate fee letters (collectively, the “Fee Letters”) entered into by the Company and the Commitment Parties on the date hereof.

2.	Conditions Precedent.

Each Commitment Party’s commitment and agreements hereunder are subject solely to the conditions set forth on Annex E hereto and to the satisfactory negotiation, execution and delivery by all parties of appropriate definitive loan documents relating to the Facilities including, without limitation, credit agreements, guarantees, opinions of counsel and other related definitive documents (collectively, the “Facilities Documentation”) consistent with the terms set forth in this Commitment Letter (it being agreed that the Facilities Documentation shall not contain any conditions precedent to the initial borrowing under the Facilities on the Closing Date other than the conditions precedent expressly set forth herein, in Annexes B, C and D under the heading “Conditions Precedent to Borrowing” and in Annex E hereto). Each Commitment Party’s commitment is also subject to the Company having entered into an engagement letter with one or more investment banks (the “Investment Banks”) reasonably acceptable to the Commitment Parties, pursuant to which you engaged the Investment Banks in connection with a potential issuance of Securities or other financing. Notwithstanding anything in this Commitment Letter, the Fee Letters or the Facilities Documentation to the contrary, (a) the only representations the accuracy of which will be a condition to the availability of the Facilities on the Closing Date will be (i) if the Acquisition is consummated pursuant to the Acquisition Agreement, the representations and warranties made by the Acquired Business in the Acquisition Agreement that are material to the interests of the Lenders, in their capacities as such, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representation or warranty (“Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth or referred to in this Commitment Letter and Annexes B, C and D under the heading “Conditions Precedent to Borrowing” and in Annex E are satisfied (it being understood that (A) other than with respect to any UCC Filing Collateral and Possessory Collateral, to the extent any Collateral of the Acquired Business or any of its subsidiaries that is a Guarantor cannot be delivered, or a security interest therein cannot be perfected, on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of, or perfection of a security interest in, such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but such Collateral shall instead be required to be

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delivered, or a security interest therein perfected, after the Closing Date (and in any event, within 90 days after the Closing Date (as extended by the Bank Administrative Agent (as defined in Annex B hereto) in its reasonable discretion) pursuant to arrangements to be mutually agreed by the parties hereto, (B) with respect to perfection of security interests in UCC Filing Collateral, your sole obligation shall be to deliver, or cause to be delivered, necessary UCC financing statements with respect to the Acquired Business (or any newly formed subsidiary of the Borrower that purchases the Acquired Business) and its subsidiaries that are required to become Guarantors to the Bank Administrative Agent, (C) with respect to perfection of security interests in Possessory Collateral, your sole obligation shall be to deliver to the Bank Administrative Agent Possessory Collateral together with undated powers executed in blank and (D) without limitation of clauses (A), (B) and (C) with respect to guarantees and security to be provided by the Acquired Business and its subsidiaries that are required to become Guarantors, if such guarantees and security cannot be provided as a condition precedent solely because the directors or managers of such restricted subsidiaries have not authorized such guarantees and security and the election of new directors or managers to authorize such guarantees and security has not taken place prior to the funding of the Facilities (such guarantees and security, “Duly Authorized Guarantees and Security”), such election shall take place and such Duly Authorized Guarantees and Security shall be provided no later than 6:00 p.m., New York City time, on the Closing Date (it being understood that failure to comply with any of the terms contained in this clause (D) shall result in an immediate event of default under the Facilities Documentation)). For purposes hereof, (1) “UCC Filing Collateral” means Collateral consisting of assets of the Acquired Business and its subsidiaries which are required to become Guarantors for which a security interest can be perfected by filing a Uniform Commercial Code financing statement and (2) “Possessory Collateral” means Collateral consisting of stock certificates representing capital stock of the Acquired Business (or any newly formed subsidiary of the Borrower that purchases the Acquired Business) and its subsidiaries (in each case to the extent certificated) required to be delivered as Collateral pursuant to the Facilities Documentation.

As used herein, “Specified Representations” means representations relating to incorporation or formation; organizational power and authority to enter into the documentation relating to the Facilities; due authorization, execution, delivery and enforceability of such documentation; solvency of the Parent and its subsidiaries on a consolidated basis after giving effect to the transactions contemplated herein; no conflicts with charter documents or material debt agreements, Federal Reserve margin regulations; the Investment Company Act, FCPA, OFAC, Patriot Act, status of the Facilities as senior debt and, subject to the parenthetical in the immediately preceding sentence, creation, validity, perfection and priority of security interests in the Collateral.

3.	Syndication.

The Arrangers intend, and reserve the right, to syndicate the Facilities to the Lenders promptly following the date hereof, and you acknowledge and agree that the commencement of syndication shall occur in the discretion of the Arrangers. The Arrangers will select the Lenders after consultation with you (it being understood and agreed that the Arrangers will not syndicate to any (a) banks, financial institutions, other institutions or persons identified in writing to the Arrangers by the Borrower prior to April 22, 2014, (b) competitors, suppliers or customers of the Borrower or any of its subsidiaries identified in writing to the Arrangers by the Borrower from time to time (other than bona fide fixed income investors, banks (or similar financial institutions) or debt funds) or (c) any clearly identifiable affiliate of such person identified pursuant to clauses (a) or (b) (clauses (a), (b) and (c), collectively, the “Disqualified Lenders,” it being understood that no Lender (as defined in the Existing Credit Agreement) as of April 22, 2014, shall be a Disqualified Lender). The Arrangers will lead the syndication, including determining in consultation with you the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the

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terms of this Commitment Letter and the Fee Letters. The Arrangers will, in consultation with you, determine the final commitment allocations and will notify the Company of such determinations. You agree to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending relationships of Parent, the Company and Target and their respective subsidiaries. To facilitate an orderly and successful syndication of the Facilities, you agree that, until the earliest of (x) the termination of the syndication as determined by the Arrangers, (y) the consummation of a Successful Syndication (as defined in the Fee Letters) and (z) 90 days after the Closing Date, neither the Company, Parent nor Target (including, in each case, their respective subsidiaries) will syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt facility or any debt security of Parent or the Company or Target or any of their respective subsidiaries or affiliates to the extent such syndication, issuance, announcement or authorization would materially and adversely impair the primary syndication of the Facilities other than (a) the Facilities and other indebtedness contemplated hereby to remain outstanding after the Closing Date and (b) the issuance of the Securities (if any) and other similar arrangements to be mutually agreed upon by you and the Arrangers (such consent of the Arrangers not to be unreasonably withheld or delayed) (it is understood Parent’s, the Company’s and Target’s deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital leases, purchase money and equipment financings, any renewals of existing revolving credit facilities that mature prior to the Closing Date and any indebtedness permitted to be incurred and remain outstanding pursuant to the terms of the Acquisition Agreement will not be deemed to materially and adversely impair the primary syndication of the Facilities).

You agree to cooperate with the Commitment Parties, in connection with (i) the preparation of one or more information packages regarding the business, operations and financial projections of Parent, the Company and the Acquired Business (collectively, the “Confidential Information Memorandum”) including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of the Company deemed reasonably necessary by the Arrangers to complete the syndication of the Facilities including, without limitation, using commercially reasonable efforts to obtain, prior to the launch of syndication, (a) a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) for Parent or the Company (but no obligation to obtain any specific rating), (b) a public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”) for Parent or the Company (but no obligation to obtain any specific rating) and (c) a public credit rating for the Facilities and any Securities issued in lieu thereof from each of Moody’s and S&P (but no obligation to obtain any specific rating), and (ii) the presentation of one or more information packages reasonably acceptable in format and content to the Commitment Parties (collectively, the “Lender Presentation”) in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Facilities (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of Parent and the Company with prospective Lenders and participation of such persons in meetings upon reasonable advance notice and at mutually agreed times). You will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation (other than, in each case, any information contained therein that has been provided for inclusion therein by the Commitment Parties solely to the extent such information relates to the Commitment Parties) and all other information, documentation or materials delivered to the Arrangers in connection therewith (collectively, the “Information”) and you acknowledge that the Commitment Parties will be using and relying upon the Information without independent verification thereof. You agree that Information regarding the Facilities and Information provided by the Company and Target or their respective representatives to the Arrangers in connection with the Facilities (including, without limitation, draft and execution versions of the Facilities Documentation, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous securities issuances by the Company or Parent) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the

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“Platform”)) created for purposes of syndicating the Facilities or otherwise, in accordance with the Arrangers’ standard syndication practices, and you acknowledge that neither the Arrangers nor any of its affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except, in the case of damages to you but not to any other person, to the extent such damages are found by a final judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of any Arranger or (i) any of their controlled affiliates, (ii) any of the respective directors or employees of such Arranger or its controlled affiliates, or (iii) the respective advisors or agents of such Arranger or its controlled affiliates, in the case of this clause (iii), acting at the instructions of such Arranger or controlled affiliate. Notwithstanding the Arranger’s right to syndicate the Facilities and receive commitments with respect thereto, it is agreed that syndication of, or receipt of commitments or participations in respect of, all or any portion of the Commitment Party’s commitments hereunder prior to the Closing Date shall not be a condition to such Commitment Party’s commitments and unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist as set forth herein, it is understood that the commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities and in no event shall the commencement or successful completion of syndication or the obtaining of ratings constitute a condition to the availability of the Facilities on the Closing Date.

You acknowledge that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Company, Parent, Target or their respective affiliates or any of its or their respective securities) (each, a “Public Lender”). At the request of the Arrangers, you agree to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Company, Parent, Target or their respective affiliates or securities. It is understood that in connection with your assistance described above, at the request of the Arrangers, you will provide, and cause all other applicable persons to provide (including use reasonable efforts to cause the Target to provide) authorization letters to the Arrangers authorizing the distribution of the Information to prospective Lenders, containing a representation to the Arrangers that the public-side version does not include material non-public information about the Company, Parent, Target or their respective affiliates or its or their respective securities for purposes of federal and state securities laws. In addition, you will clearly designate as such all Information provided to the Commitment Parties by or on behalf of the Company or Target which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders, unless you advise the Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Lenders that are not Public Lenders: (a) drafts and final versions of the Facilities Documentation; (b) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Facilities.

4.	Information.

You represent and covenant that (i) to the best of your knowledge in the case of Information relating to the Acquired Business, all written Information (other than financial projections and information of a general economic or industry specific nature) provided directly or indirectly by the Company to the Commitment Parties or the Lenders in connection with the transactions contemplated hereunder is and will be, when furnished and when taken as a whole and giving effect to all supplements thereto, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the

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circumstances under which they were made, not materially misleading and (ii) the financial projections that have been or will be made available to the Commitment Parties or the Lenders in connection with the transactions contemplated hereunder by or on behalf of the Company have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Commitment Parties or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material. You agree that if at any time prior to the Successful Syndication of the Facilities, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances.

5.	Indemnification and Related Matters.

In connection with arrangements such as this, it is the Commitment Parties’ policy to receive indemnification. You agree to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.	Assignments; Amendments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Each of the Commitment Parties, after consultation with you, may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates (provided that such affiliates agree to abide by the confidentiality provisions of Section 7 of this Commitment Letter) and, as provided above, to any Lender prior to the Closing Date (other than any Disqualified Lender); provided that, any assignment by a Commitment Party to any potential Lender made prior to the Closing Date shall not relieve such Commitment Party of its obligations set forth herein to fund that portion of the commitments so assigned and shall be subject to the confidentiality provisions herein. Neither this Commitment Letter nor the Fee Letters may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.	Confidentiality.

Please note that this Commitment Letter, the Fee Letters and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement (collectively, “Confidential Information”) are exclusively for the information of the Company and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided that we hereby consent to your disclosure of (i) the Confidential Information to Parent’s, the Company’s and (with respect to the Target, on a redacted basis reasonably satisfactory to the Arrangers with respect to the Fee Letters) Target’s respective directors, employees, agents, accountants, legal counsel and other advisors and representatives (with respect to the Target, collectively, the “Target Related Parties”) who are directly involved in the consideration of the Facilities and who have been informed by you of the confidential nature of such advice and the Commitment Letter and Fee Letters and, except in the case of the Target Related Parties, who have agreed to treat such information confidentially, (ii) the Confidential

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Information as required by applicable law, rule or regulation or compulsory legal process or pursuant to a subpoena or order of any judicial, administrative or legislative body or committee or in any pending legal, judicial or administrative proceeding (in which case you agree to inform us promptly thereof to the extent not prohibited by law), (iii) the information contained in Annex B, Annex C and Annex D to Moody’s and S&P; provided that such information is supplied only on a confidential basis after consultation with the Commitment Parties, (iv) this Commitment Letter (but not the Fee Letter) to the extent information contained herein becomes publicly available other than by reason of an improper disclosure by you in violation of any confidentiality obligations hereunder, (v) this Commitment Letter and its contents (but not the Fee Letter) in any syndication or other marketing materials in connection with the Facilities, (vi) the existence of this Commitment Letter and the amounts committed hereunder may be disclosed in connection with the initial public offer by Parent to Target or its shareholders to consummate the Acquisition, (vii) either before or once accepted by you, this Commitment Letter in filings with the SEC and other applicable regulatory authorities and such exchanges and (viii) you may disclose the aggregate fee amount contained in the Fee Letter as part of projections, pro forma information or a disclosure of aggregate sources and uses related to fee amounts related to the transactions contemplated hereby in offering and marketing materials for the Facilities, materials prepared for rating agencies or in any filings with the SEC and other applicable regulatory authorities related to the transactions contemplated hereby. Your obligation under this provision shall remain in effect until the earlier of (i) two years from the date this Commitment Letter is signed by you and (ii) the date the definitive Facilities Documentation is entered into by you, at which time any confidentiality undertaking in the definitive Facilities Documentation, shall supersede this provision.

Each Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of you or any of your respective subsidiaries or affiliates; provided that nothing herein will prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, (d) to such person’s affiliates and such person’s and its affiliates’ respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information and, with the exception of independent auditors, are directly involved in the consideration of the Facilities and on a confidential basis, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction (in each case, other than Disqualified Lenders) relating to the Borrower and its obligations under the Facility, in each case, who agree to be bound by similar confidentiality provisions (including, for the avoidance of doubt, by means of a click-through or otherwise), (f) to Moody’s and S&P; provided that such information is limited to Annexes B, C, D and E and is supplied only on a confidential basis after consultation with you, (g) for purposes of establishing a “due diligence” defense or (h) consented to by the Borrower (such consent no to be unreasonably withheld, conditioned or delayed). Each Commitment Party’s obligation under this provision shall remain in effect until the earlier of (i) two years from the date this Commitment Letter is signed by you and (ii) the date the definitive Facilities Documentation is entered into by the Commitment Parties, at which time any confidentiality undertaking in the definitive Facilities Documentation shall supersede this provision.

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8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each Commitment Party, together with its respective affiliates (each collectively, a “Commitment Party Group”), is a full service financial services firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party Group may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities, bank loans and instruments of you or Target, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of you or Target, or (iii) have other relationships with you or Target. In addition, each Commitment Party Group may provide investment banking, underwriting and financial advisory services to such other entities and persons. Each Commitment Party Group may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in your securities or those of such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although each Commitment Party Group in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, no Commitment Party Group shall have any obligation to disclose such information, or the fact that such Commitment Party Group is in possession of such information, to you or to use such information on the Company’s behalf.

Consistent with their respective policies to hold in confidence the affairs of its customers, no Commitment Party Group will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any other companies, or use such information in connection with the performance by such Commitment Party Group of services for any other companies. Furthermore, you acknowledge that no Commitment Party Group and none of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

Each Commitment Party Group may have economic interests that conflict with yours, or those of your equity holders and/or affiliates. You agree that each Commitment Party Group will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letters or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party Group and you or your equity holders or affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letters (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Party Groups, on the one hand, and you on the other, and in connection therewith and with the process leading thereto, (i) no Commitment Party Group has assumed (A) an advisory or fiduciary responsibility in favor of you or your equity holders or affiliates with respect to the financing transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party has advised, is currently advising or will advise you, your equity holders or your affiliates on other matters) or any other obligation to you except the obligations expressly set forth in this Commitment Letter and the Fee Letters and (ii) each Commitment Party Group is acting solely as a principal and not as

10

the agent or fiduciary of you, your management, equity holders, affiliates, creditors or any other person. You acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that any Commitment Party Group has rendered advisory services of any nature or respect, other than as may be mutually agreed, or owes you a fiduciary or similar duty, in connection with such transactions or the process leading thereto.

In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning you and other companies that may be the subject of this arrangement (subject to the confidentiality provisions hereof), and such affiliates will be entitled to the benefits afforded to the Commitment Parties hereunder.

In addition, please note that the Commitment Parties do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, you (and each of your employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.	Miscellaneous.

Each Commitment Party’s commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the abandonment or termination of the Acquisition Agreement in accordance with its terms, (iii) as to any Facility, the consummation of the Offer without the use of such Facility and (iv) 5:00 p.m. New York time on January 22, 2015, unless the closing of (x) (A) the Notes Offering or (B) the Bridge Loans under the Bridge Facilities, as applicable and (y) the Incremental Term Facility, as applicable, on the terms and subject to the conditions contained herein, have been consummated on or before such date. Subject to the provisions of the next paragraph and the terms of the Fee Letters, you may terminate this Commitment Letter and/or each Commitment Party’s commitments hereunder. In addition, each Commitment Party’s commitments hereunder to provide and arrange the Bridge Loans will be reduced to the extent and in the order of priority described herein by any issuance of the Securities (in escrow or otherwise).

The provisions set forth under Sections 3, 4, 5 (including Annex A), 7 and 8 hereof and this Section 9 hereof will remain in full force and effect regardless of whether the definitive Facilities Documentation is executed and delivered. The provisions set forth under Sections 5 (including Annex A), 7 and 8 hereof, this Section 9 and the fee and expense reimbursement provisions of the Fee Letters will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder; provided that such provisions relating to indemnification and reimbursement shall terminate and be superseded by the terms of the Facilities Documentation to the extent covered thereby and to the extent such Facilities Documentation becomes effective.

11

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject only to the conditions precedent set forth in Section 2 hereof, in Annexes B, C and D under the heading “Conditions Precedent to Borrowing” and Annex E.

Each party hereto agrees for itself and its affiliates that any suit or proceeding arising in respect to this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letters will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state or federal court located in the Borough of Manhattan in the City of New York, and each party hereto agrees to submit to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letters is hereby waived by the parties hereto. This Commitment Letter and the Fee Letters will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws; provided that matters related to (x) any alleged Target Material Adverse Effect or exception thereto and (y) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether, as a result of any inaccuracy thereof, you have the right to terminate or abandon your obligations under the Acquisition Agreement shall, in each case, be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors, which information includes the name and address of the Borrower and each of the Guarantors and other information that will allow the Commitment Parties and each Lender to identify the Borrower and each of the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf or tif format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facilities.

[Remainder of page intentionally left blank]

12

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letters; if the Commitment Letter and Fee Letters have not been signed and returned as described in the Fee Letters by the date described therein, this offer will terminate on such date. We look forward to working with you on this transaction.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ John Skrobe
Name: John Skrobe
Title: Managing Director

[Signature Page to Commitment Letter]

Attachment to Commitment Letter

BARCLAYS BANK PLC
Incremental Term Facility Commitment Percentage:	23.0120%
Secured Bridge Facility Commitment Percentage:	23.0120%
Unsecured Bridge Facility Commitment Percentage:	23.0120%
Total Commitment:	$4,682,951,807.50

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
Name: James S. Wolfe
Title: Managing Director Head of U.S. Leveraged Finance

[Signature Page to Commitment Letter]

Attachment to Commitment Letter

ROYAL BANK OF CANADA
Incremental Term Facility Commitment Percentage:	23.0120%
Secured Bridge Facility Commitment Percentage:	23.0120%
Unsecured Bridge Facility Commitment Percentage:	23.0120%
Total Commitment:	$4,682,951,807.50

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Timothy Dliworth
Name: Timothy Dliworth
Title: Authorized Signatory

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Scott O’Connell
Name: Scott O’Connell
Title: Director

[Signature Page to Commitment Letter]

Attachment to Commitment Letter

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
Incremental Term Facility Commitment Percentage:	10.7952%
Secured Bridge Facility Commitment Percentage:	10.7952%
Unsecured Bridge Facility Commitment Percentage:	10.7952%
Total Commitment:	$2,196,819,277.00

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Courtney E. Meehan
Name: Courtney E. Meehan
Title: Vice President

By:	/s/ Catherine Madigan
Name: Catherine Madigan
Title: Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Courtney E. Meehan
Name: Courtney E. Meehan
Title: Vice President

By:	/s/ Catherine Madigan
Name: Catherine Madigan
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Kevin Gibbs
Name: Kevin Gibbs
Title: Director

By:	/s/ Scott Sartorius
Name: Scott Sartorius
Title: Managing Director

[Signature Page to Commitment Letter]

Attachment to Commitment Letter

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH
Incremental Term Facility Commitment Percentage:	-0-%
Secured Bridge Facility Commitment Percentage:	10.7952%
Unsecured Bridge Facility Commitment Percentage:	10.7952%
DEUTSCHE BANK AG NEW YORK BRANCH
Incremental Term Facility Commitment Percentage:	10.7952%
Secured Bridge Facility Commitment Percentage:	-0-%
Unsecured Bridge Facility Commitment Percentage:	-0-%
Total Commitment:	$2,196,819,277.00

DNB CAPITAL LLC

By:	/s/ Philip F. Kurpiewski
Name: Philip F. Kurpiewski
Title: Senior Vice President

By:	/s/ Geshu Sugandh
Name: Geshu Sugandh
Title: Vice President

DNB MARKETS, INC.

By:	/s/ Daniel M. Hochstadt
Name: Daniel M. Hochstadt
Title: Managing Director

By:	/s/ Theodore S. Jadick, Jr.
Name: Theodore S. Jadick, Jr.
Title: President and CEO DNB Markets, Inc.

[Signature Page to Commitment Letter]

Attachment to Commitment Letter

DNB CAPITAL LLC
Incremental Term Facility Commitment Percentage:	10.7952%
Secured Bridge Facility Commitment Percentage:	10.7952%
Unsecured Bridge Facility Commitment Percentage:	10.7952%
Total Commitment:	$2,196,819,277.00

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Richard Jackson
Name: Richard Jackson
Title: Managing Director, Co-Head of Leveraged
& Acquisition Finance, Americas

HSBC BANK CANADA

By:	/s/ Annie Houle
Name: Annie Houle
Title: Director

By:	/s/ Sherif Khalaf
Name: Sherif Khalaf
Title: Associate

HSBC SECURITIES (USA) INC.

By:	/s/ Richard Jackson
Name: Richard Jackson
Title: Managing Director, Co-Head of Leveraged
& Acquisition Finance, Americas

[Signature Page to Commitment Letter]

Attachment to Commitment Letter

HSBC BANK USA, NATIONAL ASSOCIATION
Term A Facility Commitment Percentage:	5.3976%
Dollar Term B Facility Commitment Percentage:	5.3976%
Euro Term B Facility Commitment Percentage:	5.3976%
Secured Bridge Facility Commitment Percentage:	5.3976%
Unsecured Bridge Facility Commitment Percentage:	5.3976%
HSBC BANK CANADA
Term A Facility Commitment Percentage:	5.3976%
Dollar Term B Facility Commitment Percentage:	5.3976%
Euro Term B Facility Commitment Percentage:	5.3976%
Secured Bridge Facility Commitment Percentage:	5.3976%
Unsecured Bridge Facility Commitment Percentage:	5.3976%
Total Commitment:	$2,196,819,277.00

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Pramod Raju
Name: Pramod Raju
Title: Authorized Signatory

[Signature Page to Commitment Letter]

Attachment to Commitment Letter

MORGAN STANLEY SENIOR FUNDING, INC.
Incremental Term Facility Commitment Percentage:	10.7952%
Secured Bridge Facility Commitment Percentage:	10.7952%
Unsecured Bridge Facility Commitment Percentage:	10.7952%
Total Commitment:	$2,196,819,277.00

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:
Name:
Title:

VALEANT PHARMACEUTICALS INTERNATIONAL

By:
Name:
Title:

Annex A

In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of Parent, the Company or Target in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letters (together, the “Letters”), Parent and the Company, jointly and severally, agree to periodically reimburse each Commitment Party for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Parent and the Company also agree to indemnify and hold each Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability (x) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Commitment Party in performing the services that are the subject of the Letters or (ii) a material breach of the obligations of such Commitment Party under the Letters or (y) has resulted from any dispute solely among the Commitment Parties not arising from any act or omission by Parent, Company of any of their affiliates, other than any proceeding against an indemnified person in its role as agent or arranger. If for any reason the foregoing indemnification is unavailable to any Commitment Party or insufficient to hold it harmless, then Parent and the Company will contribute to the amount paid or payable by the Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) Parent, the Company and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) the Commitment Parties on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) Parent, the Company and their respective affiliates, shareholders, partners, members or other equity holders and (ii) the Commitment Parties with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of Parent and the Company under this paragraph will be in addition to any liability which Parent and the Company may otherwise have, will extend upon the same terms and conditions to any affiliate of a Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Parent, the Company, each Commitment Party, any such affiliate and any such person. Each of Parent and the Company also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability based on its or their exclusive or contributory negligence or otherwise to Parent, the Company or any person asserting claims on behalf of or in right of Parent, the Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except to the extent that any losses, claims, damages, liabilities or expenses incurred by Parent, the Company or their respective affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters.

Notwithstanding anything to the foregoing, no indemnified party will be liable to you or any other person for damages arising from the use by others of any information obtained through the internet or an electronic platform except to the extent such damages shall have resulted from the gross negligence or willful misconduct of such indemnified party or its related parties (as found by a final, non-appealable judgment of a court of competent jurisdiction).

Neither Parent nor the Company will be required to indemnify any Commitment Parties for any amount paid or payable by such Commitment Party in the settlement of any action, proceeding or investigation without such party’s consent, which consent will not be unreasonably withheld or delayed; provided that the foregoing indemnity will apply to any such settlement in the event that Parent and/or the Company, as applicable, was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

Annex B

Summary of the Incremental Term Facility

This Summary outlines certain terms of the Incremental Term Facility referred to in the Commitment Letter, of which this Annex B is a part. Certain capitalized terms used herein are defined in the Commitment Letter or in the Credit Agreement (as defined below), as applicable.

Borrower:	Valeant Pharmaceuticals International, Inc. (the “Borrower”).

Guarantors:	The guarantors (the “Guarantors”) of the Borrower’s obligations under the Third Amended and Restated Credit and Guaranty Agreement, dated as of February 13, 2012 (as amended, amended and restated or supplemented from time to time, the “Credit Agreement”), by and among the Borrower, certain subsidiaries of the Borrower as guarantors, the various lenders, issuing banks and agents party thereto and Goldman Sachs Lending Partners LLC, as administrative agent and collateral agent (in such capacity, the “Administrative Agent”). In addition, after consummation of the Acquisition, Allergan, Inc. (“Target”) and certain of its existing subsidiaries will Guarantee all obligations under the Credit Agreement, including, without limitation, in respect of the Incremental Term Facility only as required by, and within the timeframes required by the Credit Agreement.

Purpose/Use of Proceeds:	The proceeds of the Incremental Term Facility will be used to finance a portion of the Acquisition, the Refinancing and all fees and expenses in connection with the Acquisition and the Refinancing, including any related premiums payable (such fees and expenses, the “Transaction Expenses”).

Joint Lead Arrangers and
Joint Bookrunners:	Barclays Bank PLC (“Barclays”), Royal Bank of Canada (“Royal Bank”), The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), Deutsche Bank Securities Inc. (“DBSI”), DNB Markets, Inc. (“DNB Markets”), HSBC Securities (USA) Inc. (“HSBC Securities”) and Morgan Stanley Senior Funding, Inc. (“MSSF”), in their capacities as Joint Lead Arrangers and Joint Bookrunners (the “Lead Arrangers” or the “Arrangers”).

Bank Administrative Agent:	GSLP, in its capacity as Administrative Agent under the Credit Agreement (the “Bank Administrative Agent”).

Syndication Agents:	Barclays and Royal Bank, in their capacity as Syndication Agents (the “Syndication Agents”).

Co-Documentation Agents:	BTMU, DBSI, DNB Markets, HSBC Securities and MSSF, in their capacities as Co-Documentation Agents (the “Documentation Agents”).

[Annex B-1]

Incremental Term Loan Facility:	Pursuant to the Credit Agreement, an incremental term loan facility consisting of:

(a) Tranche A New Term Loans (the “Term A Facility”) denominated in dollars in an aggregate principal amount of $1,000 million;

(b) Tranche B New Term Loans (the “Dollar Term B Facility”) denominated in dollars in an aggregate principal amount of $5,000 million; and

(c) Tranche B New Term Loans denominated in Euros (the “Euro Term B Facility” and, together with the Dollar Term B Facility, the “Term B Facility” and, collectively, with the Term A Facility, the “Incremental Term Loans” and the “Incremental Term Facility”) in an aggregate principal amount of the Euro equivalent of $2,000 million.

Closing Date:	The date on which the borrowings under the Incremental Term Facility are made and the Acquisition is consummated (the “Closing Date”).

Availability:	Loans under the Incremental Term Facility shall be made in a single borrowing on the Closing Date.

Maturities:	(a) With respect to the Term A Facility, the 5 year anniversary of the Closing Date; and

(b) with respect to the Term B Facility, the 7 year anniversary of the Closing Date.

Amortization:	The outstanding principal amount of the Term A Facility will be payable in equal quarterly amounts equal to (i) 5% per annum in the first year following the Closing Date, (ii) 10% per annum in the second year following the Closing Date, (iii) 20% per annum in the third year following the Closing Date, (iv) 20% per annum in the fourth year following the Closing Date and (v) 20% per annum in the fifth year following the Closing Date, in each case, in respect of the original principal amount of the Term A Facility, with the remaining balance due at the maturity of the Term A Facility.

The outstanding principal amount of the Term B Facility will be payable in equal quarterly amounts of 1% per annum, with the remaining balance due at the maturity of the Term B Facility.

Interest Rate:	With respect to the Term A Facility, as set forth in the table attached hereto as Exhibit 1 to Annex B.

All amounts outstanding under the Dollar Term B Facility will bear interest, at the Borrower’s option, (a) at the Base Rate plus 2.25% per annum; or (b) at the reserve Adjusted Eurodollar Rate plus 3.25% per annum.

[Annex B-2]

All amounts outstanding under the Euro Term B Facility will bear interest at the reserve Adjusted EURIBOR rate plus 3.25% per annum.

As used herein, the terms “Base Rate” and “Adjusted Eurodollar Rate” will have the meanings assigned to such terms in the Credit Agreement, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the Adjusted Eurodollar Rate will be as calculated in the Credit Agreement, subject, solely in the case of the Dollar Term B Facility, to an Adjusted Eurodollar Rate “floor” of 0.75% per annum and a Base Rate “floor” of 1.75% per annum.

As used herein, the term “Adjusted EURIBOR” is the London interbank offered rate for Euro deposits for purposes of providing quotations of interest rates applicable to Euro deposits in the London interbank market, and subject, solely in the case of the Euro Term B Facility, to a floor of 0.75% per annum.

Interest Payments:	Shall be made in a manner that is identical to the interest payment provisions applicable (i) with respect to the Term A Facility, to the existing Tranche A Term Loans as set forth in the Credit Agreement and (ii) with respect to the Term B Facility, to the existing Tranche B Term Loans as set forth in the Credit Agreement.
Mandatory and Voluntary
Prepayments:	Subject to the next paragraph, identical to the prepayment provisions in respect of (i) the Term A Facility, the existing Tranche A Term Loans as set forth in the Credit Agreement and (ii) the Term B Facility, the existing Tranche B Term Loans as set forth in the Credit Agreement.

Optional prepayments of the Term B Facility from the proceeds of a Repricing Transaction shall be subject to a “Soft-Call Premium”.

Soft-Call Premium:	The Term B Facility will include a requirement that the Borrower pay a premium of one percent (1%) of the principal amount of the affected loans in connection with any Repricing Transaction (as defined below) occurring during the period commencing on the date of entering into the Incremental Term Facility on the Closing Date, and ending on the six month anniversary of the Closing Date. “Repricing Transaction” shall mean (a) any prepayment or repayment of loans under the Term B Facility with the proceeds of, or any conversion of loans under the Term B Facility into, any new or replacement tranche of term loans or credit facility indebtedness incurred for the primary

[Annex B-3]

purpose of reducing the “yield” applicable to the loans under the Term B Facility and (b) any amendment to the loans under the Term B Facility the primary purpose of reducing the “yield” on such loans; provided that a Repricing Transaction shall not include any amendment, prepayment, repayment or repricing made in connection with a Permitted Acquisition (as defined in the Credit Agreement).

Security:	Identical to the security provisions in respect of the existing Term Loans as set forth in the Credit Agreement and the other Credit Documents, except as otherwise agreed. The Collateral will secure the Incremental Term Loans under the Incremental Term Facility on a pari passu basis with the existing Term Loans under the Credit Agreement.

Covenants, Events of Default,
Other Provisions:	Unless otherwise specified in this Annex B, covenants, events of default and other provisions relating to the Incremental Term Facility will be identical to those applicable to the Term Loans under the Credit Agreement; provided that it shall be an Event of Default if the Acquisition is consummated pursuant to the Offer and the Merger is not consummated within 1 business day after the Closing Date.

At the Borrower’s election, in consultation with the Arrangers, the Term A Facility shall be established as additional Series A-3 Tranche A Term Loans and shall have identical terms, including as to amortization and maturity, as the outstanding Series A-3 Tranche A Term Loans (as defined in the Existing Credit Agreement) and the Term A Facility shall form a single Class of Loans (in each case within the meaning set forth in the Existing Credit Agreement) with the Series A-3 Tranche A Term Loans.

Conditions Precedent to
Borrowing on the Closing Date:	The several obligations of the Lenders to make Incremental Term Loans to the Borrower on the Closing Date will be subject to the conditions precedent referred to in Section 2 of the Commitment Letter and those listed on Annex E attached to the Commitment Letter.

Financial Covenants:	Identical to the financial covenants applicable to Term Loans in the Credit Agreement.

Governing Law:	New York.

Counsel to the Lead
Arrangers:	Cahill Gordon & Reindel LLP.

[Annex B-4]

Exhibit 1 to Annex B

The Term A Facility will bear interest initially, at the Borrower’s option, (a) at the Base Rate plus 1.00% per annum; or (b) Adjusted Eurodollar Rate plus 2.00% per annum. From and after the delivery by the Borrower to the Bank Administrative Agent of financial statements for the first full fiscal quarter ended after the Closing Date, the Term A Facility will bear interest at the percentages per annum set forth in the following table based upon the Leverage Ratio of the Borrower, as of the last day of the most recently ended fiscal quarter for which financial statements were required to have been delivered pursuant to Section 5.1(a) or (b) of the Credit Agreement, as applicable.

Term A Facility Pricing Table

Pricing Level	Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans
I	> 4.0 to 1.0	2.25%	1.25%
II	< 4.0 to 1.0 but > 3.25 to 1.0	2.00%	1.00%
III	< 3.25 to 1.0	1.75%	0.75%

[Exhibit 1 to Annex B]

Annex C

Summary of the Secured Bridge Facility

This Summary outlines certain terms of the Secured Bridge Facility referred to in the Commitment Letter, of which this Annex C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	The Borrower under the Incremental Term Facility.

Guarantors:	The Guarantors (as defined in Annex B to the Commitment Letter) will guarantee (the “Guarantee”) all obligations of the Borrower under the Secured Bridge Facility. In addition, upon consummation of the Acquisition, Target (as defined in Annex B to the Commitment Letter) and its subsidiaries that would otherwise become guarantors under the Credit Agreement will guarantee all obligations in respect of the Secured Bridge Facility.
Joint Lead Arrangers and Joint
Bookrunners:	Barclays, Royal Bank, BTMU, DBSI, DNB Markets, HSBC Securities and MSSF, in their capacities as Joint Lead Arrangers and Joint Bookrunners (the “Bridge Lead Arrangers” or, the “Arrangers”).

Syndication Agents:	Barclays and Royal Bank, in their capacities as Syndication Agents (the “Syndication Agents”).

Co-Documentation Agents:	BTMU, DBSI, DNB Markets, HSBC Securities and MSSF, in their capacities as Co-Documentation Agents (the “Documentation Agents”).

Bridge Administrative Agent:	Barclays, in its capacity as Administrative Agent (the “Secured Bridge Administrative Agent”).

Lenders:	Barclays, Royal Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), Deutsche Bank AG Cayman Islands Branch (“DB Cayman”), DNB Capital LLC (“DNB”), HSBC Bank Canada (“HSBC Canada”) and MSSF and/or other financial institutions selected by the Bridge Lead Arrangers in consultation with the Borrower (excluding any Disqualified Lenders) (each, a “Lender” and, collectively, the “Lenders”).

Amounts of Bridge Loans:	Secured senior increasing rate bridge loans (the “Secured Bridge Loans”) under a new senior secured credit facility (the “Secured Bridge Facility”) in an aggregate principal amount equal to $2,750 million less the gross proceeds from the sale of Secured Notes issued on or prior to the Closing Date.

Closing Date:	The date on which Secured Bridge Loans are made and the Acquisition is consummated (the “Secured Bridge Closing Date”).

Ranking:	The Secured Bridge Loans, the Guarantee and all obligations with respect thereto will be senior secured obligations and rank pari passu in right of payment with all of the Borrower’s and the Guarantors’ existing and future senior obligations (including the obligations under the Credit Agreement and the Unsecured Bridge Loans).

Security:	All obligations under the Secured Bridge Facility will be secured by a perfected first priority security interest in all of the Collateral. The liens on the Collateral securing the Secured Bridge Facility will be (i) pari passu with the liens on the Collateral securing any Secured Notes and any permitted refinancing thereof and (ii) pari passu with the liens on the Collateral securing the Incremental Term Facility, the existing credit facilities under the Credit Agreement and any permitted refinancings thereof. The priority of the security interests and related creditor rights between the Secured Bridge Facility, the Incremental Term Facility, the existing credit facilities under the Credit Agreement and any Secured Notes will be set forth in documentation substantially consistent with the terms of the Collateral Documents (as defined in the Credit Agreement) relating to the Credit Agreement.

Maturity:	All Secured Bridge Loans will mature on the first anniversary of the Secured Bridge Closing Date (the “Secured Bridge Maturity Date”). On the Secured Bridge Maturity Date, any Secured Bridge Loan that has not been previously repaid in full will be automatically converted into a senior secured term loan (a “Secured Extended Term Loan”) that is due on the date that is 7 years after the Secured Bridge Closing Date. The date on which Secured Bridge Loans are converted into Secured Extended Term Loans is referred to as the “Secured Conversion Date”. On the Secured Conversion Date, and on the 15th calendar day of each month thereafter (or the immediately succeeding business day if such calendar day is not a business day), at the option of the applicable Lender or Lenders, Secured Extended Term Loans may be exchanged in whole or in part for senior secured exchange notes (the “Secured Exchange Notes”), in a principal amount equal to the principal amount of the Secured Exchange Notes so exchanged and having the same maturity date as such Secured Extended Term Loans so exchanged; provided that (i) no Secured Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $100.0 million in aggregate principal amount of Secured Exchange Notes and (ii) no subsequent Secured Exchange Notes shall be issued until the Borrower shall have received additional requests to issue at least $100.0 million in aggregate principal amount of additional Secured Exchange Notes.

[Annex C-2]

The Secured Extended Term Loans will be governed by the provisions of the Secured Bridge Facility Documentation (as defined below) and will have the same terms as the Secured Bridge Loans except as expressly set forth on Exhibit 1 to this Annex C. The Secured Exchange Notes will be issued pursuant to indentures (the “Secured Indentures”) that will have the terms set forth on Exhibit 2 to this Annex C. The Secured Bridge Loans, the Secured Extended Term Loans and the Secured Exchange Notes shall be pari passu for all purposes.

Demand Failure Event:	Any failure to comply with the terms of a Bridge Takeout Notice (as defined in the Fee Letters) for any reason will be deemed to be a “Bridge Takeout Demand Failure Event” (as defined in the Fee Letters) under the Secured Bridge Facility Documentation (as defined below).

Interest Rate:	Until the earlier of (i) the Secured Bridge Maturity Date or (ii) the occurrence of a Bridge Takeout Demand Failure Event (such earlier date, the “Secured Conversion Date”), the Secured Bridge Loans will bear interest at a floating rate, reset quarterly, as follows: (x) for the first 90 day period commencing on the Secured Bridge Closing Date, the Secured Bridge Loans will bear interest at a rate per annum equal to the reserve Adjusted Eurodollar Rate (subject to a reserve Adjusted Eurodollar Rate floor of 1.00% per annum), plus 425 basis points (collectively, the “Secured Bridge LIBOR Rate”) and (y) thereafter, interest on the Secured Bridge Loans will be payable at a floating per annum rate equal to the Secured Bridge LIBOR Rate during the prior 90 day period, in each case plus the Bridge Spread, reset at the beginning of each subsequent 90 day period. The “Bridge Spread” will initially be 50 basis points (commencing 90 days after the Secured Bridge Closing Date) and will increase by an additional 50 basis points every 90 days thereafter. Notwithstanding the foregoing, at no time will the per annum interest rate on the Secured Bridge Loans exceed the Secured Cap (as defined in the Fee Letters) then in effect (plus default interest, if any).

From and after the Secured Conversion Date, the Secured Bridge Loans will bear interest at a fixed rate equal to the Secured Cap (plus default interest, if any).

Prior to the Secured Conversion Date, interest will be payable at the end of each interest period. Accrued Interest shall also be payable in arrears on the Secured Conversion Date and on the date of any prepayment of the Secured Bridge Loans. From and after the Secured Conversion Date, interest will be payable quarterly in arrears and on the date of any prepayment of the Secured Bridge Loans.

[Annex C-3]

As used herein, the term “reserve Adjusted Eurodollar Rate” will have the meaning customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve Adjusted Eurodollar Rate will be customary and appropriate for financings of this type.

After the occurrence and during the continuance of an Event of Default, interest on all overdue amounts then outstanding will accrue at a rate equal to the applicable rate set forth above, plus an additional two percentage points (2.00%) per annum and will be payable on demand.

Amortization:	None.

Funding Protection:	Customary for transactions of this type, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

Mandatory Prepayment:	Prior to the Secured Conversion Date and to the extent permitted by the Credit Agreement, an amount equal to the amount of the net cash proceeds to the Borrower, Parent or any subsidiary of Parent (including Target) from (a) any direct or indirect public offering or private placement of any debt or equity or equity-linked securities (other than issuances pursuant to employee stock plans) (and, in any event prior to the repayment of an Unsecured Bridge Loan with the proceeds thereof), (b) any future bank borrowings (except borrowings under the Credit Agreement and under ordinary course local credit lines) and (c) subject to certain ordinary course exceptions and reinvestment rights, any future asset sales or receipt of insurance proceeds will be used to repay the Secured Bridge Loans, as a result of an asset sale or receipt of casualty insurance proceeds, in each case at 100% of the principal amount of the Secured Bridge Loans prepaid plus accrued interest to the date of prepayment (and, in any event prior to the repayment of an Unsecured Bridge Loan with the proceeds thereof). Any proceeds from the sale of Secured Takeout Debt (as defined in the Fee Letters) funded or purchased by a Lender or one or more of its affiliates will be applied, first, to refinance the Secured Bridge Loans held at that time by such Lender, and second, in accordance with the pro rata provisions otherwise applicable to prepayments. Except as set forth in the immediately preceding sentence, mandatory prepayments of the Secured Bridge Loans shall be applied ratably among the outstanding Secured Bridge Loans.

[Annex C-4]

Nothing in these mandatory prepayment provisions will restrict or prevent any holder of Secured Bridge Loans from exchanging Secured Bridge Loans for Secured Exchange Notes on or after the first anniversary of the Secured Bridge Closing Date.

Change of Control:	Upon the occurrence of a Change of Control (to be defined), subject to the Credit Agreement, the Borrower will be required to prepay in full all outstanding Secured Bridge Loans (and, in any event prior to the repayment of an Unsecured Bridge Loan with the proceeds thereof) at par plus accrued interest to the date of prepayment, plus with respect to any Secured Bridge Loans so prepaid on or after the Secured Conversion Date, a 1.0% prepayment premium. Prior to making any such prepayment, the Borrower will, within 30 days of the Change of Control, repay all obligations under the Credit Agreement or obtain any required consent of the lenders under the Credit Agreement to make such prepayment of the Secured Bridge Loans. From and after the Secured Conversion Date, each holder of Secured Bridge Loans may elect to accept or waive a prepayment such holder is otherwise entitled to receive pursuant to this paragraph.

Voluntary Prepayment:	Prior to the Secured Conversion Date, Secured Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time (except as provided below) without premium or penalty, upon five business days’ written notice, such prepayment to be made at par plus accrued interest.

From and after the Secured Conversion Date and prior to the maturity thereof, Secured Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time (except as provided below) upon 3 days’ prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium. The “Applicable Premium” will be (i) a make-whole premium based on the applicable treasury rate plus 50 basis points prior to the third anniversary of the Secured Bridge Closing Date, (ii) three-quarters of the then-prevailing interest rate on the Secured Bridge Loans from and including the third anniversary of the Secured Bridge Closing Date to and including the fourth anniversary of the Secured Bridge Closing Date and (iii) declining to one-half of the then-prevailing interest rate on the Secured Bridge Loans on the fourth anniversary of the Secured Bridge Closing Date, to one-quarter of the then-prevailing interest rate on the Secured Bridge Loans on the fifth anniversary of the Secured Bridge Closing Date and to zero on the sixth anniversary of the Secured Bridge Closing Date.
Secured Bridge Facility
Documentation:	The Facility Documentation for the Secured Bridge Facility (the “Secured Bridge Facility Documentation”) shall be negotiated in good faith, shall contain the terms and conditions set forth in this Commitment Letter, including Annex C and shall be based

[Annex C-5]

on the terms of (i) the Credit Agreement and (ii) the Indenture, dated as of December 2, 2013, among the Company, Parent, The Bank of New York Mellon Trust Company, N.A., as trustee, and the Guarantors listed therein (the “Existing Indenture”), taking into account current market conditions and your and your subsidiaries’ operational and strategic requirements in light of your and your subsidiaries’ size, industries, businesses and business practices, operations, financial accounting and projections (in each case, taking into account the consummation of the Acquisition), with customary changes to reflect the interim nature of the Secured Bridge Facility (collectively, the “Secured Bridge Documentation Principles”). The Secured Bridge Facility Documentation shall contain only those payments, conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Annex C, in each case applicable to Parent, the Borrower and their restricted subsidiaries and with standards, definitions, qualifications, thresholds, exceptions, “baskets” and grace periods consistent with the Secured Bridge Documentation Principles.

Representations and Warranties:	The Secured Bridge Facility Documentation will contain representations and warranties consistent with the Credit Agreement with changes as are usual and customary for financings of this kind, consistent with the Secured Bridge Documentation Principles.

Covenants:	The Secured Bridge Facility Documentation will contain the following covenants: (a) affirmative covenants consistent with the Credit Agreement with changes as are usual and customary for financings of this kind, consistent with the Secured Bridge Documentation Principles; (b) incurrence-based negative covenants consistent with the Credit Agreement, with changes as are usual and customary for financings of this kind consistent with the Secured Bridge Documentation Principles; provided that prior to the Secured Conversion Date, the restricted payments, liens and debt incurrence covenants in the Secured Bridge Facility Documentation shall be more restrictive; provided further that it shall be an Event of Default if the Acquisition is consummated pursuant to the Offer and the Merger is not consummated within 1 business day after the Closing Date. There will not be any financial maintenance covenants in the Secured Bridge Facility Documentation.

The Secured Bridge Facility Documentation will contain a covenant requiring the Borrower to comply with the terms of the Fee Letters, including any Take-out Notice (as defined in the Fee Letters) and any cooperation required in connection therewith.

Financial Covenant:	None.

[Annex C-6]

Events of Default:	The Secured Bridge Facility Documentation will contain such events of default as are consistent with the Credit Agreement with changes as are usual and customary for financings of this kind, consistent with the Secured Bridge Documentation Principles.
Conditions Precedent to
Borrowing:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, the Secured Bridge Loans will be subject to (i) the conditions precedent referred to in Section 2 of the Commitment Letter and those listed on Annex E attached to the Commitment Letter and (ii) prior written notice of borrowing.

Assignments and Participations:	Each of the Lenders may assign all or (subject to minimum assignment amount requirements) any part of its Secured Bridge Loans to its affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are “Eligible Assignees,” as defined in the Secured Bridge Facility Documentation, that are reasonably acceptable to the Secured Bridge Administrative Agent, such consent not to be unreasonably withheld or delayed.

Upon such assignment, such Eligible Assignee will become a Lender for all purposes under the Secured Bridge Facility Documentation; provided that assignments made to affiliates and other Lenders will not be subject to the above described consent or any minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment. The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective Secured Bridge Loans.

Requisite Lenders:	Lenders holding at least a majority of total Secured Bridge Loans, with certain amendments requiring the consent of Lenders holding a greater percentage (or all) of the total Secured Bridge Loans.

Taxes:	The Secured Bridge Facility Documentation will include tax gross-up, cost and yield protection provisions substantially similar to those provisions for tax gross-up, cost and yield protection contained in the Credit Agreement.

Indemnities:	The Secured Bridge Facility Documentation will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Bridge Lead Arrangers, the Secured Bridge Administrative Agent and the Lenders.

[Annex C-7]

Governing Law and Jurisdiction:	The Secured Bridge Facility Documentation will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury. New York law will govern the Secured Bridge Facility Documentation.

Counsel to the Bridge Lead Arrangers and the Secured Bridge Administrative Agent:	Cahill Gordon & Reindel LLP.

[Annex C-8]

Exhibit 1 to Annex C

Summary of Secured Extended Term Loans

This Summary of Secured Extended Term Loans outlines certain terms of the Secured Extended Term Loans referred to in Annex C to the Commitment Letter, of which this Exhibit 1 is a part. Capitalized terms used herein have the meanings assigned to them in Annex C to the Commitment Letter.

Maturity:	The Secured Extended Term Loans will mature on the date that is 7 years after the Secured Bridge Closing Date.

Guarantees and Security:	Same as the Secured Bridge Loans.

Interest Rate:	The Secured Extended Term Loans will bear interest at a rate equal to the Secured Cap.

Covenants, Defaults and
Mandatory Offers to Purchase:	Upon and after the Secured Conversion Date, the covenants, mandatory offers to purchase and defaults which would be applicable to the Secured Exchange Notes, if issued, will also be applicable to the Secured Extended Term Loans in lieu of the corresponding provisions of the Secured Bridge Loans (except that any offer to repurchase upon the occurrence of a change of control will be made at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase).

Optional Prepayment:	The Secured Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

[Exhibit 1 to Annex C]

Exhibit 2 to Annex C

Summary of Secured Exchange Notes

This Summary of Secured Exchange Notes outlines certain terms of the Secured Exchange Notes referred to in Annex C to the Commitment Letter, of which this Exhibit 2 is a part. Capitalized terms used herein have the meanings assigned to them in Annex C to the Commitment Letter.

Secured Exchange Notes

At any time on or after the Secured Conversion Date, upon not less than five business days’ prior notice, Secured Bridge Loans may, at the option of a Lender, be exchanged for a principal amount of Secured Exchange Notes equal to 100% of the aggregate principal amount of the Secured Bridge Loans so exchanged. At a Lender’s option, Secured Exchange Notes will be issued directly to its broker-dealer affiliate or other third party designated by it, upon surrender by the Lender to the Borrower of an equal principal amount of Secured Bridge Loans. No Secured Exchange Notes will be issued until the Borrower receives requests to issue at least $100.0 million in aggregate principal amount of Secured Exchange Notes. The Borrower will appoint a trustee reasonably acceptable to the Lenders.

Final Maturity:	Same as Secured Extended Term Loans.

Guarantees and Security:	Same as Secured Bridge Facility.

Interest Rate:	Each Secured Exchange Note will bear interest at a fixed rate equal to the Secured Cap then in effect (plus default interest, if any). In each case, interest will be payable semiannually in arrears.

Additional default interest on all amounts outstanding will accrue at the applicable rate plus two percentage points (2.00%) per annum.

Optional Redemption:	The Secured Exchange Notes may be redeemed, in whole or in part, at the option of the Borrower, at any time (except as provided below) upon 3 days’ prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium. The “Applicable Premium” will be with respect to Secured Exchange Notes issued in exchange for Secured Bridge Loans, (i) a make-whole premium based on the applicable treasury rate plus 50 basis points prior to the third anniversary of the Secured Bridge Closing Date, (ii) three-quarters of the Secured Cap from and including the third anniversary of the Secured Bridge Closing Date to and including the fourth anniversary of the Secured Bridge Closing Date and (iii) declining to one-half of the Secured Cap on the fourth anniversary of the Secured Bridge Closing Date, to one-quarter of the Secured Cap on the fifth anniversary of the Secured Bridge Closing Date and to zero on the sixth anniversary of the Secured Bridge Closing Date.

[Exhibit 2 to Annex C]

In addition, prior to the third anniversary of the Secured Bridge Closing Date, up to 35% of the original principal amount of the Secured Exchange Notes may be redeemed from the proceeds of a qualifying equity offering by the Borrower at a redemption price equal to par plus the Secured Cap and accrued interest.

Defeasance Provisions of Exchange Notes:	Customary.

Modification:	Customary.

Change of Control:	Customary at 101%.

Registration Rights:	None.

Covenants:	The Secured Indentures will include covenants customary for privately placed high yield debt securities (consistent with the Secured Bridge Documentation Principles).

Events of Default:	The Secured Indentures will provide for Events of Default customary for privately placed high yield debt securities (consistent with the Secured Bridge Documentation Principles).

[Exhibit 2 to Annex C]

Annex D

Summary of the Unsecured Bridge Facility

This Summary outlines certain terms of the Unsecured Bridge Facility referred to in the Commitment Letter, of which this Annex D is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	The Borrower under the Incremental Term Facility.

Guarantors:	The Guarantors (as defined in Annex B to the Commitment Letter) will guarantee (the “Guarantee”) all obligations of the Borrower under the Unsecured Bridge Facility. In addition, upon consummation of the Acquisition, Target (as defined in Annex B to the Commitment Letter) and its subsidiaries that would otherwise become guarantors under the Credit Agreement will guarantee all obligations in respect of the Unsecured Bridge Facility.
Joint Lead Arrangers and Joint
Bookrunners:	Barclays, Royal Bank, BTMU, DBSI, DNB Markets, HSBC Securities and MSSF, in their capacities as Joint Lead Arrangers and Joint Bookrunners (the “Bridge Lead Arrangers” or, the “Arrangers”).

Syndication Agents:	Barclays and Royal Bank, in their capacities as Syndication Agents (the “Syndication Agents”).

Co-Documentation Agents:	BTMU, DBSI, DNB Markets, HSBC Securities and MSSF, in their capacities as Co-Documentation Agents (the “Documentation Agents”).

Bridge Administrative Agent:	Barclays, in its capacity as Administrative Agent (the “Unsecured Bridge Administrative Agent”).

Lenders:	Barclays, Royal Bank, BTMU, DB Cayman, DNB, HSBC Bank USA, National Association (“HSBC Bank”) and MSSF and/or other financial institutions selected by the Bridge Lead Arrangers in consultation with the Borrower (excluding any Disqualified Lenders) (each, a “Lender” and, collectively, the “Lenders”).

Amounts of Bridge Loans:	Unsecured senior increasing rate bridge loans (the “Unsecured Bridge Loans”) under a new senior unsecured credit facility (the “Unsecured Bridge Facility”) in an aggregate principal amount equal to $9,600 million less the gross proceeds from the sale of Unsecured Notes issued on or prior to the Closing Date.

Closing Date:	The date on which Unsecured Bridge Loans are made and the Acquisition is consummated (the “Unsecured Bridge Closing Date”).

Ranking:	The Unsecured Bridge Loans, the Guarantee and all obligations with respect thereto will be senior unsecured obligations and rank pari passu in right of payment with all of the Borrower’s and the Guarantors’ existing and future senior obligations (including the obligations under the Credit Agreement and the Secured Bridge Loans).

Maturity:	All Unsecured Bridge Loans will mature on the first anniversary of the Unsecured Bridge Closing Date (the “Unsecured Bridge Maturity Date”). On the Unsecured Bridge Maturity Date, any Unsecured Bridge Loan that has not been previously repaid in full will be automatically converted into a senior unsecured term loan (an “Unsecured Extended Term Loan”) that is due on the date that is 8 years after the Unsecured Bridge Closing Date. The date on which Unsecured Bridge Loans are converted into Unsecured Extended Term Loans is referred to as the “Unsecured Conversion Date”. On the Unsecured Conversion Date, and on the 15th calendar day of each month thereafter (or the immediately succeeding business day if such calendar day is not a business day), at the option of the applicable Lender or Lenders, Unsecured Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Unsecured Exchange Notes”) in a principal amount equal to the principal amount of the applicable Unsecured Exchange Notes so exchanged and having the same maturity date as such Unsecured Extended Term Loans so exchanged; provided, that (i) no Unsecured Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $100.0 million in aggregate principal amount of Unsecured Exchange Notes and (ii) no subsequent Unsecured Exchange Notes shall be issued until the Borrower shall have received additional requests to issue at least $100.0 million (or the Euro equivalent thereof) in aggregate principal amount of additional Unsecured Exchange Notes.

The Unsecured Extended Term Loans will be governed by the provisions of the Unsecured Bridge Facility Documentation (as defined below) and will have the same terms as the Unsecured Bridge Loans except as expressly set forth on Exhibit 1 to this Annex D. The Unsecured Exchange Notes will be issued pursuant to indentures (the “Unsecured Indentures”) that will have the terms set forth on Exhibit 2 to this Annex D. The Unsecured Bridge Loans, the Unsecured Extended Term Loans and the Unsecured Exchange Notes shall be pari passu for all purposes.

Demand Failure Event:	Any failure to comply with the terms of a Bridge Takeout Notice (as defined in the Fee Letters) for any reason will be deemed to be a “Bridge Takeout Demand Failure Event” (as defined in the Fee Letters) under the Unsecured Bridge Facility Documentation (as defined below).

[Annex D-2]

Interest Rate:	Until the earlier of (i) the Unsecured Bridge Maturity Date or (ii) the occurrence of a Bridge Takeout Demand Failure Event (such earlier date, the “Unsecured Conversion Date”), the Unsecured Bridge Loans will bear interest at a floating rate, reset quarterly, as follows: (x) for the first 90 day period commencing on the Unsecured Bridge Closing Date, the Unsecured Bridge Loans will bear interest at a rate per annum equal to the reserve Adjusted Eurodollar Rate (subject to a reserve Adjusted Eurodollar Rate floor of 1.00% per annum), plus 550 basis points (collectively, the “Unsecured Bridge LIBOR Rate”) and (y) thereafter, interest on the Unsecured Bridge Loans will be payable at a floating per annum rate equal to the Unsecured Bridge LIBOR Rate during the prior 90 day period, in each case plus the Bridge Spread, reset at the beginning of each subsequent 90 day period. The “Bridge Spread” will initially be 50 basis points (commencing 90 days after the Unsecured Bridge Closing Date) and will increase by an additional 50 basis points every 90 days thereafter. Notwithstanding the foregoing, at no time will the per annum interest rate on the Unsecured Bridge Loans exceed the Unsecured Cap (as defined in the Fee Letters) then in effect (plus default interest, if any).

From and after the Unsecured Conversion Date, the Unsecured Bridge Loans will bear interest at a fixed rate equal to the Unsecured Cap (plus default interest, if any).

Prior to the Unsecured Conversion Date, interest will be payable at the end of each interest period. Accrued Interest shall also be payable in arrears on the Unsecured Conversion Date and on the date of any prepayment of the Unsecured Bridge Loans. From and after the Unsecured Conversion Date, interest will be payable quarterly in arrears and on the date of any prepayment of the Unsecured Bridge Loans.

As used herein, the term “reserve Adjusted Eurodollar Rate” will have the meaning customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve Adjusted Eurodollar Rate will be customary and appropriate for financings of this type.

After the occurrence and during the continuance of an Event of Default, interest on all overdue amounts then outstanding will accrue at a rate equal to the applicable rate set forth above, plus an additional two percentage points (2.00%) per annum and will be payable on demand.

Amortization:	None.

Funding Protection:	Customary for transactions of this type, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

[Annex D-3]

Mandatory Prepayment:	Prior to the Unsecured Conversion Date and to the extent permitted by the Credit Agreement, an amount equal to the amount of the net cash proceeds to the Borrower, Parent or any subsidiary of Parent (including Target) from (a) any direct or indirect public offering or private placement of any debt or equity or equity-linked securities (other than issuances pursuant to employee stock plans), (b) any future bank borrowings (except borrowings under the Credit Agreement and under ordinary course local credit lines) and (c) subject to certain ordinary course exceptions and reinvestment rights, any future asset sales or receipt of casualty insurance proceeds will be used to repay the Bridge Loans, as a result of an asset sale or receipt of insurance proceeds, in each case at 100% of the principal amount of the Unsecured Bridge Loans prepaid plus accrued interest to the date of prepayment. Any proceeds from the sale of a Unsecured Takeout Debt (as defined in the Fee Letters) funded or purchased by a Lender or one or more of its affiliates will be applied, first, to refinance the Unsecured Bridge Loans held at that time by such Lender, and second, in accordance with the pro rata provisions otherwise applicable to prepayments. Except as set forth in the immediately preceding sentence, mandatory prepayments of the Unsecured Bridge Loans shall be applied ratably among the outstanding Unsecured Bridge Loans.

Nothing in these mandatory prepayment provisions will restrict or prevent any holder of Unsecured Bridge Loans from exchanging Unsecured Bridge Loans for Unsecured Exchange Notes on or after the first anniversary of the Unsecured Bridge Closing Date.

Change of Control:	Upon the occurrence of a Change of Control (to be defined), subject to the Credit Agreement, the Borrower will be required to prepay in full all outstanding Unsecured Bridge Loans at par plus accrued interest to the date of prepayment, plus with respect to any Unsecured Bridge Loans so prepaid on or after the Unsecured Conversion Date, a 1.0% prepayment premium. Prior to making any such prepayment, the Borrower will, within 30 days of the Change of Control, repay all obligations under the Credit Agreement or obtain any required consent of the lenders under the Credit Agreement to make such prepayment of the Unsecured Bridge Loans. From and after the Unsecured Conversion Date, each holder of Unsecured Bridge Loans may elect to accept or waive a prepayment such holder is otherwise entitled to receive pursuant to this paragraph.

Voluntary Prepayment:	Prior to the Unsecured Conversion Date, Unsecured Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time (except as provided below) without premium or penalty, upon five business days’ written notice, such prepayment to be made at par plus accrued interest.

[Annex D-4]

From and after the Unsecured Conversion Date and prior to the maturity thereof, Unsecured Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time (except as provided below) upon 3 days’ prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium. The “Applicable Premium” will be (i) a make-whole premium based on the applicable treasury rate plus 50 basis points prior to the third anniversary of the Unsecured Bridge Closing Date, (ii) three-quarters of the then-prevailing interest rate on the Unsecured Bridge Loans from and including the third anniversary of the Unsecured Bridge Closing Date to and including the fourth anniversary of the Unsecured Bridge Closing Date and (iii) declining to one-half of the then-prevailing interest rate on the Unsecured Bridge Loans on the fourth anniversary of the Unsecured Bridge Closing Date, to one-quarter of the then-prevailing interest rate on the Unsecured Bridge Loans on the fifth anniversary of the Unsecured Bridge Closing Date and to zero on the sixth anniversary of the Unsecured Bridge Closing Date.

Security:	None.

Unsecured Bridge Facility Documentation:

The Facility Documentation for the Unsecured Bridge Facility (the “Unsecured Bridge Facility Documentation”) shall be negotiated in good faith, shall contain the terms and conditions set forth in this Commitment Letter, including Annex D and shall be based on the terms of (i) the Credit Agreement and (ii) the Indenture, dated as of December 2, 2013, among the Company, Parent, The Bank of New York Mellon Trust Company, N.A., as trustee, and the Guarantors listed therein (the “Existing Indenture”), taking into account current market conditions and your and your subsidiaries’ operational and strategic requirements in light of your and your subsidiaries’ size, industries, businesses and business practices, operations, financial accounting and projections (in each case, taking into account the consummation of the Acquisition), with customary changes to reflect the interim nature of the Unsecured Bridge Facility (collectively, the “Unsecured Bridge Documentation Principles”). The Unsecured Bridge Facility Documentation shall contain only those payments, conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Annex D, in each case applicable to Parent, the Borrower and their restricted subsidiaries and with standards, definitions, qualifications, thresholds, exceptions, “baskets” and grace periods consistent with the Unsecured Bridge Documentation Principles.

[Annex D-5]

Representations and Warranties:	The Unsecured Bridge Facility Documentation will contain representations and warranties consistent with the Credit Agreement with changes as are usual and customary for financings of this kind, consistent with the Unsecured Bridge Documentation Principles.

Covenants:	The Unsecured Bridge Facility Documentation will contain the following covenants: (a) affirmative covenants consistent with the Credit Agreement with changes as are usual and customary for financings of this kind, consistent with the Unsecured Bridge Documentation Principles; (b) incurrence-based negative covenants consistent with the Credit Agreement, with changes as are usual and customary for financings of this kind consistent with the Unsecured Bridge Documentation Principles; provided that prior to the Unsecured Conversion Date, the restricted payments and debt incurrence covenants in the Unsecured Bridge Facility Documentation shall be more restrictive; provided further that it shall be an Event of Default if the Acquisition is consummated pursuant to the Offer and the Merger is not consummated within 1 business day after the Closing Date. There will not be any financial maintenance covenants in the Unsecured Bridge Facility Documentation.

The Unsecured Bridge Facility Documentation will contain a covenant requiring the Borrower to comply with the terms of the Fee Letters, including any Take-out Notice (as defined in the Fee Letters) and any cooperation required in connection therewith.

Financial Covenant:	None.

Events of Default:	The Unsecured Bridge Facility Documentation will contain such events of default as are consistent with the Credit Agreement with changes as are usual and customary for financings of this kind, consistent with the Unsecured Bridge Documentation Principles.

Conditions Precedent to
Borrowing:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, the Unsecured Bridge Loans will be subject to (i) the conditions precedent referred to in Section 2 of the Commitment Letter and those listed on Annex E attached to the Commitment Letter and (ii) prior written notice of borrowing.

Assignments and Participations:	Each of the Lenders may assign all or (subject to minimum assignment amount requirements) any part of its Unsecured Bridge Loans to its affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are “Eligible Assignees,” as defined in the Unsecured Bridge Facility Documentation, that are reasonably acceptable to the Unsecured Bridge Administrative Agent, such consent not to be unreasonably withheld or delayed.

[Annex D-6]

Upon such assignment, such Eligible Assignee will become a Lender for all purposes under the Unsecured Bridge Facility Documentation; provided that assignments made to affiliates and other Lenders will not be subject to the above described consent or any minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment. The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective Unsecured Bridge Loans.

Requisite Lenders:	Lenders holding at least a majority of total Unsecured Bridge Loans, with certain amendments requiring the consent of Lenders holding a greater percentage (or all) of the total Unsecured Bridge Loans.

Taxes:	The Unsecured Bridge Facility Documentation will include tax gross-up, cost and yield protection provisions substantially similar to those provisions for tax gross-up, cost and yield protection contained in the Credit Agreement.

Indemnities:	The Unsecured Bridge Facility Documentation will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Bridge Lead Arrangers, the Unsecured Bridge Administrative Agent and the Lenders.

Governing Law and Jurisdiction:	The Unsecured Bridge Facility Documentation will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury. New York law will govern the Unsecured Bridge Facility Documentation.

Counsel to the Bridge Lead Arrangers and the Unsecured Bridge Administrative Agent:	Cahill Gordon & Reindel LLP.

[Annex D-7]

Exhibit 1 to Annex D

Summary of Unsecured Extended Term Loans

This Summary of Unsecured Extended Term Loans outlines certain terms of the Unsecured Extended Term Loans referred to in Annex D to the Commitment Letter, of which this Exhibit 1 is a part. Capitalized terms used herein have the meanings assigned to them in Annex D to the Commitment Letter.

Maturity:	The Unsecured Extended Term Loans will mature on the date that is 8 years after the Unsecured Bridge Closing Date.

Guarantees:	Same as the Unsecured Bridge Loans.

Security:	None.

Interest Rate:	The Unsecured Extended Term Loans will bear interest at a rate equal to the Unsecured Cap.

Covenants, Defaults and Mandatory Offers to Purchase:

Upon and after the Unsecured Conversion Date, the covenants, mandatory offers to purchase and defaults which would be applicable to the Unsecured Exchange Notes, if issued, will also be applicable to the Unsecured Extended Term Loans in lieu of the corresponding provisions of the Unsecured Bridge Loans (except that any offer to repurchase upon the occurrence of a change of control will be made at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase).

Optional Prepayment:	The Unsecured Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

[Exhibit 1 to Annex D]

Exhibit 2 to Annex D

Summary of Unsecured Exchange Notes

This Summary of Unsecured Exchange Notes outlines certain terms of the Unsecured Exchange Notes referred to in Annex D to the Commitment Letter, of which this Exhibit 2 is a part. Capitalized terms used herein have the meanings assigned to them in Annex D to the Commitment Letter.

Unsecured Exchange Notes

At any time on or after the Unsecured Conversion Date, upon not less than five business days’ prior notice, Unsecured Bridge Loans may, at the option of a Lender, be exchanged for a principal amount of Unsecured Exchange Notes equal to 100% of the aggregate principal amount of the Unsecured Bridge Loans so exchanged. At a Lender’s option, Unsecured Exchange Notes will be issued directly to its broker-dealer affiliate or other third party designated by it, upon surrender by the Lender to the Borrower of an equal principal amount of Unsecured Bridge Loans. No Unsecured Exchange Notes will be issued until the Borrower receives requests to issue at least $100.0 million in aggregate principal amount of Unsecured Exchange Notes. The Borrower will appoint a trustee reasonably acceptable to the Lenders.

Final Maturity:	Same as Unsecured Extended Term Loans.

Interest Rate:	Each Unsecured Exchange Note will bear interest at a fixed rate equal to the Unsecured Cap then in effect (plus default interest, if any). In each case, interest will be payable semiannually in arrears.

Additional default interest on all amounts outstanding will accrue at the applicable rate plus two percentage points (2.00%) per annum.

Guarantees and Security:	Same as Unsecured Bridge Facility.

Optional Redemption:	The Unsecured Exchange Notes may be redeemed, in whole or in part, at the option of the Borrower, at any time (except as provided below) upon 3 days’ prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium. The “Applicable Premium” will be with respect to Unsecured Exchange Notes issued in exchange for Unsecured Bridge Loans, (i) a make-whole premium based on the applicable treasury rate plus 50 basis points prior to the third anniversary of the Unsecured Bridge Closing Date, (ii) three-quarters of the Unsecured Cap from and including the third anniversary of the Unsecured Bridge Closing Date to and including the fourth anniversary of the Unsecured Bridge Closing Date and (iii) declining to one-half of the Unsecured Cap on the fourth anniversary of the Unsecured Bridge Closing Date, to one-quarter of the Unsecured Cap on the fifth anniversary of the Unsecured Bridge Closing Date and to zero on the sixth anniversary of the Unsecured Bridge Closing Date.

[Exhibit 2 to Annex D]

In addition, prior to the third anniversary of the Unsecured Bridge Closing Date, up to 35% of the original principal amount of the Unsecured Exchange Notes may be redeemed from the proceeds of a qualifying equity offering by the Borrower at a redemption price equal to par plus the Unsecured Cap and accrued interest.
Defeasance Provisions of Exchange
Notes:	Customary.

Modification:	Customary.

Change of Control:	Customary at 101%.

Registration Rights:	None.

Covenants:	The Unsecured Indentures will include covenants customary for privately placed high yield debt securities (consistent with the Unsecured Bridge Documentation Principles).

Events of Default:	The Unsecured Indentures will provide for Events of Default customary for privately placed high yield debt securities (consistent with the Unsecured Bridge Documentation Principles).

[Exhibit 2 to Annex D]

Annex E

Summary of Conditions Precedent to the Facilities

This Summary of Conditions Precedent outlines the conditions precedent to the Facilities referred to in the Commitment Letter, of which this Annex E is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

The conditions to and the initial funding under the Facilities shall consist of the following (together with any other conditions to funding expressly set forth in Section 2 of the Commitment Letter):

1.	If the Acquisition is consummated pursuant to the Offer, (A) the Offer Documents shall be reasonably satisfactory to the Arrangers (it being understood and acknowledged that the Offer Documents in the form delivered by Parent to the Arrangers on July 22, 2014 are reasonably satisfactory to the Arrangers), (B) the Offer Documents shall not have been modified in a manner that is materially adverse to the Arrangers or Lenders, in their capacities as such, unless consented to by the Arrangers (not to be unreasonably withheld or delayed), and no condition or other provision thereof shall have been waived, modified, supplemented or amended (and no consent granted) in a manner materially adverse to the Arrangers or Lenders, in their capacities as such, unless consented to by the Arrangers (not to be unreasonably withheld or delayed) and (C) the Offer shall be consummated, in all material respects, in the manner described in the Offer Documents.

2.	If the Acquisition is consummated pursuant to the Acquisition Agreement, the terms of the Acquisition Agreement will be reasonably satisfactory to the Arrangers. The Arrangers acknowledge that the Acquisition Agreement in the form delivered by Parent to certain of the Arrangers at 10:38 P.M. on April 21, 2014 (which was also identified by Parent as the Acquisition Agreement to be delivered to Target on April 22, 2014) is reasonably satisfactory to the Arrangers.[2] No conditions precedent to the consummation of the Acquisition or other provision in the Acquisition Agreement shall have been waived, modified, supplemented or amended (and no consent granted), in a manner materially adverse to the Arrangers or the Lenders in their capacities as Lenders, in each case without the consent of the Arrangers, not to be unreasonably withheld or delayed.

3.	The Refinancing shall have occurred, or shall occur on the Closing Date substantially concurrently with the initial borrowings under the Facilities.

4.	The Arrangers shall have received (i) audited financial statements of Parent and Target for each of the three fiscal years immediately preceding the initial funding ended more than 90 days prior to the Closing Date; (ii) unaudited financial statements of the Company and the Target for any fiscal quarter ended after the date of the most recent audited financial statements of such person and more than 45 days prior to the Closing Date; and (iii) customary pro forma financial statements, in each case meeting the requirements of Regulation S-X for a Form S-1 registration statement (other than Rules 3-10 and 3-16 of Regulation S-X).

5.	All costs, fees, expenses (including, without limitation, reasonable and invoiced (at least two business days prior to the Closing Date) out-of-pocket legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the

[2]	This acknowledgment does not include any of the schedules, exhibits, annexes or other attachments to the Acquisition Agreement.

[Annex E-1]

Commitment Letter and the Fee Letters payable to the Commitment Parties, the Arrangers, the Bank Administrative Agent, the Secured Bridge Administrative Agent, the Unsecured Bridge Administrative Agent or the Lenders on the Closing Date shall have been paid to the extent due.

6.	The Arrangers shall be satisfied that the Company and Parent have complied with the following closing conditions and delivered the following customary documentation relating to the Borrower and all of the Guarantors: (i) the delivery of customary legal opinions, corporate records and documents from public officials, lien searches and officer’s certificates as to the Borrower and each of the Guarantors; (ii) evidence of authority; and (iii) delivery of a solvency certificate from the chief financial officer of the Borrower in form and substance consistent with Exhibit F-2 of the Credit Agreement, as to the Borrower and the Guarantors on a consolidated basis. The Specified Representations shall be true and correct in all material respects and, if the Acquisition is consummated pursuant to the Acquisition Agreement, the Specified Acquisition Agreement Representations shall be true and correct in all material respects to the extent set forth in Section 2 of the Commitment Letter.

7.	The Arrangers will have received at least 5 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested at least 10 days prior to the Closing Date.

8.	There shall have elapsed at least 20 consecutive calendar days prior to the Closing Date during which the Borrower shall have provided to the Arrangers a customary offering memorandum containing all customary information, including financial statements, pro forma financial statements, business and other financial data of the type required in a registered offering of debt securities by Regulation S-X and Regulation S-K under the Securities Act (other than Rules 3-10 and 3-16 of Regulation S-X and subject to exceptions customary for private placements pursuant to Rule 144A promulgated under the Securities Act) or that would be necessary for the Arrangers to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Notes, and, in the case of the annual financial statements, the auditors’ reports thereon; provided that (i) July 3, 2014 shall not be considered a calendar day, (ii) if such period has not ended prior to August 18, 2014, such period shall be deemed not to have commenced until September 2, 2014, (iii) November 28, 2014 shall not be considered a calendar day and (iv) if such period has not ended prior to December 19, 2014, such period shall be deemed not to have commenced until January 5, 2015.

9.	The Arrangers shall have received the Confidential Information Memorandum from the Borrower not later than 20 consecutive calendar days prior to the Closing Date; provided that (i) July 3, 2014 shall not be considered a calendar day, (ii) if such period has not ended prior to August 18, 2014, such period shall be deemed not to have commenced until September 2, 2014, (iii) November 28, 2014 shall not be considered a calendar day and (iv) if such period has not ended prior to December 19, 2014, such period shall be deemed not to have commenced until January 5, 2015.

10.	Since December 31, 2013, if the Acquisition is consummated pursuant to the Acquisition Agreement, there has not been a Company Material Adverse Effect (as defined in the Acquisition Agreement) or, if the Acquisition is consummated pursuant to the Offer, there has not been a Material Adverse Effect (as described in the Offer Documents) on the Target.

[Annex E-2]